Conn’s, Inc.
February 15, 2024
Mr. Norman L. Miller
Dear Norm:
We are pleased to offer you, subject to approval by the Board of Directors (the “Board”) of Conn’s, Inc. (“Conn’s”), the following compensation terms in connection with your service as President & Chief Executive Officer of Conn’s:
•Annual cash compensation consisting of the following components:
oAnnual base salary of $1,000,000 (the “Base Salary”); and
oAnnual target bonus opportunity of 150% of Base Salary (i.e., $1,500,000), with a maximum payout opportunity equal to 200% of target (i.e., $3,000,000).
oThe above annual base salary and annual bonus opportunity may not be decreased without your written consent, other than consistent with an across-the-board proportionate reduction that applies to other senior executives.
•Annual participation in Conn’s annual Long Term Incentive Program (“LTIP”).
oThe target grant date fair value will be determined annually by the Compensation Committee based on then-current competitive market practices, the availability of shares for grant in our stock plans, potential dilution considerations, our equity compensation strategy, and overall business conditions.
•An Executive Severance Agreement, which includes double trigger provisions consistent with the other executive officers.
•An Executive Indemnity Agreement consistent with the other executive officers.
You are also eligible for Conn’s 401(k) Retirement Savings Plan. Additionally, you are eligible for Conn’s Employee Stock Purchase Plan.
In addition, you are eligible to participate in any perquisite programs generally provided to senior officers of Conn’s, including but not limited to a monthly automobile allowance of $1,000.
You will be eligible for four weeks of vacation to be used consistent with Conn’s policy.
Conn’s will reimburse reasonable professional fees (including for legal, tax, accounting and financial services) that you incur, up to a maximum amount of $10,000, in connection with the review of applicable documentation relating to this offer letter, and the Executive Severance Agreement.

Please acknowledge your acceptance of this offer letter by signing below and returning one original document to me.
Sincerely,
/s/
Bob L. Martin
Lead Independent Director

Acceptance Acknowledged:  /s/ Norman L. Miller
                Norman L. Miller
Date: 2/25/24